Exhibit 99.1

Liberty Property Trust

Statement of Operations

September 30, 2018

(Unaudited and in thousands)

	Quarter Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating Revenue
Rental	$120,775	$113,889	$357,185	$333,884
Operating expense reimbursement	37,453	33,522	110,729	100,161
Development service fee income	12,956	24,176	59,132	53,920
Total operating revenue	171,184	171,587	527,046	487,965

Operating Expenses
Rental property	14,457	14,833	44,023	42,938
Real estate taxes	23,193	20,427	67,452	61,326
General and administrative	13,121	11,873	43,406	44,069
Expensed pursuit costs	1,292	4,772	1,675	4,957
Systems implementation expense	1,177	142	3,352	157
Depreciation and amortization	43,375	41,754	127,280	123,924
Development service fee expense	12,924	23,665	120,799	52,497
Impairment charges - real estate assets	—	3,936	26,000	3,936
Total operating expenses	109,539	121,402	433,987	333,804

Operating (loss) income	61,645	50,185	93,059	154,161

Other Income/Expense
Interest and other income	3,433	1,734	8,568	5,487
Interest expense	(23,274)	(21,448)	(66,582)	(62,409)
Total other income/expense	(19,841)	(19,714)	(58,014)	(56,922)

Income before gain on property dispositions, income taxes, and equity in earnings of unconsolidated joint ventures	41,804	30,471	35,045	97,239
Gain on property dispositions	2,002	23,840	54,705	30,542
Income taxes	(472)	(582)	(1,967)	(1,528)
Equity in earnings of unconsolidated joint ventures	6,766	4,305	20,958	14,026

Income from continuing operations	50,100	58,034	108,741	140,279
Discontinued operations (including net gain of $94.9 million and a net gain of $184.7 million on property dispositions for the three and nine months ended September 30, 2018, respectively)	103,971	3,125	209,945	17,942
Net Income	154,071	61,159	318,686	158,221
Noncontrolling interest - operating partnerships	(3,696)	(1,545)	(7,738)	(4,044)
Noncontrolling interest - consolidated joint ventures	(232)	(75)	(1,010)	(195)
Net Income available to common shareholders	$150,143	$59,539	$309,938	$153,982

Net income	$154,071	$61,159	$318,686	$158,221
Other comprehensive (loss) gain - foreign currency translation	(3,015)	5,634	(9,221)	16,314
Other comprehensive gain (loss) - derivative instruments	6	91	493	366
Comprehensive income	151,062	66,884	309,958	174,901
Less: comprehensive income attributable to noncontrolling interest	(3,858)	(1,754)	(8,545)	(4,629)
Comprehensive income attributable to common shareholders	$147,204	$65,130	$301,413	$170,272

Basic income per common share
Continuing operations	$0.33	$0.39	$0.71	$0.93
Discontinued operations	$0.69	$0.02	$1.39	$0.12
Basic income per common share	$1.02	$0.41	$2.10	$1.05

Diluted income per common share
Continuing operations	$0.33	$0.38	$0.71	$0.92
Discontinued operations	$0.68	$0.02	$1.38	$0.12
Diluted income per common share	$1.01	$0.40	$2.09	$1.04

Weighted average shares
Basic	147,324	146,811	147,241	146,678
Diluted	148,271	147,596	148,160	147,430